Exhibit 21

SUBSIDIARIES OF REGISTRANT

As of March 27, 2026

Name	State or Other Jurisdiction of Incorporation/ Organization	Name Under Which Subsidiary Is Doing Business
Condev Nevada, Inc.	Nevada	Condev Nevada, Inc. and Dillard's
Dillard Store Services, Inc.	Arizona	Dillard Store Services, Inc. and Dillard's
CDI Contractors, LLC	Arkansas	CDI Contractors, LLC
Construction Developers, LLC	Arkansas	Construction Developers, LLC and Dillard's
Dillard International, LLC	Nevada	Dillard International, LLC and Dillard's
Dillard Investment Co., Inc.	Texas	Dillard Investment Co., Inc. and Dillard's
Dillard's Dollars, Inc.	Arkansas	Dillard's Dollars, Inc. and Dillard's
The Higbee Company, LLC	Texas	The Higbee Company, LLC and Dillard's
U. S. Alpha, Inc.	Nevada	U. S. Alpha, Inc. and Dillard's
Dillard Texas, LLC	Texas	Dillard Texas, LLC and Dillard's
Dillard Tennessee Operating Limited Partnership	Tennessee	Dillard Tennessee Operating Limited Partnership and Dillard's
Dillard's Insurance Company Limited	Arkansas	Dillard's Insurance Company Limited
Dillard Texas Four-Point, LLC	Texas	Dillard Texas Four-Point, LLC and Dillard's
Dillard Texas East, LLC	Texas	Dillard Texas East, LLC and Dillard's
Dillard Texas South, LLC	Texas	Dillard Texas South, LLC and Dillard's
Dillard Texas Central, LLC	Texas	Dillard Texas Central, LLC and Dillard's
DSS Uniter, LLC	Texas	DSS Uniter, LLC and Dillard's
Dillard's Properties, Inc.	Texas	Dillard's Properties, Inc.
Higbee InvestCo, LLC	Texas	Higbee InvestCo, LLC and Dillard's
600 Carnahan Drive Operations, LLC	Arkansas	600 Carnahan Drive Operations, LLC and Dillard’s
Dillard's Utah, Inc.	Utah	Dillard's Utah, Inc. and Dillard's
Higbee Louisiana, LLC	Texas	Higbee Louisiana, LLC and Dillard's